     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 1998
                                                  REGULATION NO. 333-4854-LA
=============================================================================
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                              --------------

                     POST-EFFECTIVE AMENDMENT NO. 1
                                   ON
                                FORM S-3
                                   TO
                                FORM SB-2
                         REGISTRATION STATEMENT
                                  Under
                       THE SECURITIES ACT OF 1933

                              --------------

                       MAXIM PHARMACEUTICALS, INC.
         (Exact name of Registrant as specified in its charter)

                    DELAWARE                         87-0279983
          (State or other jurisdiction            (I.R.S. Employer
      of incorporation or organization)         Identification Number)

                 8899 UNIVERSITY CENTER LANE, SUITE 200
                       SAN DIEGO, CALIFORNIA 92122
                             (619) 453-4040
   (Address, including zip code, and telephone number, including area code, or Registrant's principal executive offices)

                             DALE A. SANDER
     VICE PRESIDENT, FINANCE, CHIEF FINANCIAL OFFICER AND SECRETARY
                       MAXIM PHARMACEUTICALS, INC.
                 8899 UNIVERSITY CENTER LANE, SUITE 200
                       SAN DIEGO, CALIFORNIA 92122
                             (619) 453-4040
        (Name, address, including zip code, and telephone number,
               including area code, of agent for service)

                               Copies to:
                         LANCE W. BRIDGES, ESQ.
                           COOLEY GODWARD LLP
                    4365 EXECUTIVE DRIVE, SUITE 1100
                       SAN DIEGO, CALIFORNIA 92121
                             (619) 550-6000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /X/
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /___________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /__________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further Amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=============================================================================

                               PROSPECTUS

                  3,375,000 SHARES OF COMMON STOCK AND
                       250,000 UNDERLYING WARRANTS

                       MAXIM PHARMACEUTICALS, INC.


  This Prospectus covers 3,375,000 shares (the "Shares") of the Common Stock, $.001 par value per share (the "Common Stock"), and 250,000 Underlying Warrants (defined below) of Maxim Pharmaceuticals, Inc., a Delaware corporation ("Maxim" or the "Company"). The Shares covered by this prospectus (the "Prospectus") are issuable by the Company upon exercise of:
(i) 2,875,000 Redeemable Common Stock Purchase Warrants expiring July 10, 2001 (the "Redeemable Warrants"), issued in connection with a public offering of units made by the Company on July 10, 1996 (the "Initial Public Offering"); (ii) warrants expiring July 10, 2001 (the "Representative's Warrants") to purchase 250,000 shares of Common Stock and 250,000 redeemable warrants (the "Underlying Warrants"), issued to the representative of the underwriters of the Initial Public Offering and (iii) the 250,000 Underlying Warrants. The Underlying Warrants covered by this Prospectus are issuable upon exercise of the Representative's Warrants. The Redeemable Warrants, Representative's Warrants and Underlying Warrants are sometimes hereinafter collectively referred to as the "Warrants." The Warrants and the Shares are sometimes hereinafter collectively referred to as the "Securities." Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $10.50 per share at any time prior to July 10, 2001. Each Representative Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $9.00 per share and one Underlying Warrant at a price of $0.12 per Underlying Warrant at any time prior to July 10, 2001. Each Underlying Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $12.38 per share at any time prior to July 10, 2001. The number of shares of Common Stock issuable upon exercise of the Warrants, and the respective exercise price therefore, are subject to adjustment under certain circumstances. The number of Underlying Warrants issuable upon exercise of the Representative's Warrants and the exercise price therefore are also subject to adjustment under certain circumstances. The Company may redeem the Redeemable Warrants and the Underlying Warrants at $.01 per Redeemable Warrant and Underlying Warrant, respectively, on thirty
(30) days' prior written notice to the registered holders thereof if the average closing bid price of the Common Stock as reported on the American Stock Exchange ("AMEX") equals or exceeds $12.00 per share for any twenty
(20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. This prospectus relates only to shares of Common Stock and the Underlying Warrants, and neither the Redeemable Warrants, Representative's Warrants nor any other security is being offered hereby. No underwriting discounts or commissions will be paid in connection with the exercise of the Warrants.

  No public market exists for the Representative's Warrants or the Underlying Warrants. The Common Stock of the Company is traded on the American Stock Exchange ("AMEX") under the symbol "MMP" and the Stockholm Stock Exchange ("SSE") under the symbol "MAXM." The Redeemable Warrants are traded on the AMEX under the symbol "MMP/WS." The last sales price of the Company's Common Stock as reported by the AMEX on March 13, 1998 was $15.50 per share. The last sales price of the Redeemable Warrants as reported by the AMEX on March 13, 1998 was $5.75 per Redeemable Warrant.
                         -------------------------
THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                         -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS MARCH 20, 1998

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                     AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock is listed on the American Stock Exchange and the Stockholm Stock Exchange. Reports and other information concerning the Company may be inspected at the offices of the AMEX, 86 Trinity Place, Seventh Floor, New York, N.Y. 10006, and at the offices of the SSE, Kallargrand 2, 11182 Stockholm, Sweden. The SSE's World Wide Web site is located at www.xsse.se.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, the Company's Proxy Statement for its 1998 Annual Meeting of Stockholders filed pursuant to Rule 14a-6 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on June 28, 1996, each as filed with the Securities and Exchange Commission (the "Commission"), are hereby incorporated by reference in this Prospectus except as superseded or modified herein.

  All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

 The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Secretary at the Company's principal executive offices: 8899 University Center Lane, Suite 200, San Diego, California 92122, telephone number (619) 453-4040.

                          THE COMPANY

  EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE, THIS PROSPECTUS (AND THE INFORMATION INCORPORATED HEREIN BY REFERENCE) CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN OR INCORPORATED BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE FOLLOWING SECTION, THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE SECTION HEREIN ENTITLED "RISK FACTORS," AND THOSE DISCUSSED IN ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

     Maxim Pharmaceuticals, Inc. ("Maxim" or the "Company") is developing novel therapeutics for the treatment of cancer and infectious disease. The Company's lead drug, MAXAMINE,-TM-is designed to offer a safer treatment that extends life for seriously ill patients while maintaining quality of life during treatment. In many patients with cancer and chronic infectious diseases, the capacity of the patient's immune system to detect and destroy tumor cells or virally infected cells is compromised. MAXAMINE THERAPY combines the administration of MAXAMINE, which protects critical immune cells, with the administration of certain agents, which stimulate these immune cells (these agents include cytokines and other biological response modifiers). This combination of actions is designed to allow MAXAMINE THERAPY to improve the immune system's ability to identify, disable and destroy malignant or infected cells. The Company believes that MAXAMINE THERAPY has the potential to: extend life; reduce toxic side effects of cytokines and other biological response modifiers; maintain the patient's quality of life during therapy; allow for self-administration at home; and provide cost-effective therapy.

     The Company has initiated three Phase III clinical trials of MAXAMINE THERAPY for the treatment of cancer. In June 1997 the Company commenced a 200-patient Phase III clinical trial of MAXAMINE THERAPY for advanced malignant melanoma in the United States. A separate international Phase III advanced malignant melanoma trial centered in Sweden and Australia commenced in November 1997. In February 1998 the Company initiated a Phase III clinical trial for acute myelogenous leukemia ("AML") in the United States, Europe and Australia. Furthermore, the Company has initiated earlier stage clinical trials of MAXAMINE THERAPY for the treatment of renal cell carcinoma, hepatitis C, and multiple myeloma, and plans to evaluate the commencement of clinical trials of MAXAMINE THERAPY for the treatment of additional cancers, such as prostate adenocarcinoma, during 1998. All studies of MAXAMINE THERAPY conducted to date have used MAXAMINE in combination with one or both of the cytokines interleukin-2 ("IL-2") and interferon-alpha ("IFN- "). Both IL-2 and IFN- are cytokines with the capacity for stimulating certain immune functions.

     In the Company's two completed Phase II clinical trials for the treatment of advanced malignant melanoma, MAXAMINE THERAPY produced improved patient survival outcomes. Median survival time for patients treated with MAXAMINE THERAPY in these two studies exceeded 13 and 15 months, respectively, as compared with reported median survival times of approximately seven months for existing available treatments. In patients where the melanoma metastasized to the liver, MAXAMINE THERAPY improved median survival time to 19 months compared to predicted survival times of approximately four months or less for these patients.

     The Company's Phase II clinical trials for the treatment of AML have demonstrated an improvement of disease-free remission intervals. As of February 1998, after 24 months of follow-up, 70% of patients treated with MAXAMINE THERAPY during their first complete remission ("CR1") remain in complete remission; less than 30% would be expected to remain in remission under current treatments. Patients who relapsed and achieved a second or greater remission ("CR2+") and were subsequently treated with MAXAMINE THERAPY had a median time to relapse in excess of 21 months as compared with reported median time to relapse of approximately six months under the current standard of care. Remission inversion (prolonging the duration of CR2+ to that equal to or exceeding the patient's prior remission duration) was achieved in 8 of 11 (73%) patients treated with MAXAMINE THERAPY as compared with approximately 10% to 20% under the current standard of care.

     Maxim is also developing MAXVAX-TM-, a mucosal vaccine carrier/adjuvant platform. The MAXVAX technology is based on the B subunit of cholera toxin ("CTB"), generally regarded as a safe and effective mucosal vaccine carrier. The Company expects that its future product development efforts will focus on mucosal vaccines against sexually transmitted diseases, major respiratory diseases and gastrointestinal tract diseases. The MAXVAX platform is also being evaluated for therapeutic vaccines and gene-based vaccines. The Company intends to seek collaborations with pharmaceutical and biopharmaceutical partners for the development of mucosal vaccine candidates.

     Maxim's drug development strategy is designed to facilitate product development from preclinical to FDA and other regulatory approvals and product launch. Maxim plans to work with numerous collaborators, both pharmaceutical and clinical, in the oncology and infectious disease communities to extend the labeling of the drug to other indications. In February 1998 Maxim entered into an agreement with Amgen Inc. under which Maxim will test MAXAMINE in combination with Amgen's Infergen-Registered Trademark-, interferon alfacon-1, in a planned clinical trial. Also that month, Maxim entered into an agreement with a manufacturer and marketer of an IL-2 product under which that company will provide the IL-2 requirements for Maxim's Phase III AML clinical trial. To market its products, the Company intends to develop marketing alliances with corporate partners and may co-promote and/or co-market in certain territories.

     The Company's principal executive offices are located at 8899 University Center Lane, Suite 200, San Diego, California 92122 and its telephone number is (619) 453-4040.

                               RISK FACTORS

     AN INVESTMENT IN THE SHARES COVERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND IN ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS.

     DEVELOPMENT STAGE COMPANY; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY. The Company, as a development stage enterprise, has experienced net losses every year since its inception and, as of December 31, 1997, had a deficit accumulated during the development stage of approximately $24 million. The Company anticipates incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on its ongoing and planned clinical trials and anticipated research and development activities, and the business development, marketing and general and administrative expenses associated with those activities. The Company has not commercially introduced any product and its products are in varying stages of development and testing. The Company's ability to attain profitability will depend upon its ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of its products and to market its products successfully. There can be no assurance that the Company will ever achieve profitability or that profitability, if achieved, can be sustained on an ongoing basis.

     NO ASSURANCE OF SUCCESSFUL CLINICAL TRIALS AND PRODUCT DEVELOPMENT. All drug products currently under development by the Company will require extensive preclinical and clinical testing prior to regulatory approval for commercial use. To date, the Company has not completed testing for efficacy or safety in humans on any of its products. Substantial additional research and development will be necessary in order for the Company to develop products based on the Company's MAXAMINE and MAXVAX technologies and there can be no assurance that the Company's research and development efforts will lead to development of products that are shown to be safe and effective in clinical trials and are commercially viable. In addition to further research and development, potential products based on the Company's MAXAMINE and MAXVAX technologies will require clinical testing, regulatory approval and substantial additional investment prior to commercialization. There can be no assurance that any such products will be successfully developed, prove to be safe and effective in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. Further, the Company's products may prove to have undesirable or unintended side effects that may prevent or limit their commercial use. The Company may find, at any stage of this process, that products that appeared promising in preclinical studies or Phase I and Phase II clinical trials do not demonstrate efficacy in larger-scale, Phase III clinical trials and do not receive regulatory approvals. Accordingly, any product development program undertaken by the Company may be curtailed, redirected or eliminated at any time. In addition, there may be delays in the Company's testing and development schedules, and there can be no assurance that the Company will meet expected testing and development schedules, which could have a material adverse effect no the Company's business, financial condition and results of operations.

     NO ASSURANCE OF REGULATORY APPROVAL; GOVERNMENT REGULATION. The U.S. Food and Drug Administration (the "FDA") and comparable agencies in countries outside the United States impose substantial requirements on the introduction of therapeutic pharmaceutical products and vaccines through lengthy and detailed laboratory and clinical testing procedures and other costly and time consuming procedures. Satisfaction of these requirements typically takes a number of years and varies substantially based upon the type, complexity and novelty of the pharmaceutical agent. In general, the FDA approval process for pharmaceuticals involves the submission of an Investigational New Drug ("IND") application following preclinical studies, clinical trials in humans to demonstrate the safety and efficacy of the product under the protocols set forth in the IND and submission of preclinical and clinical data as well as other information to the FDA in a New Drug Application ("NDA") or Product License Application ("PLA"). The Company must expend substantial time and financial resources to conduct clinical trials. The Company's early clinical trials were conducted overseas, and ongoing and future clinical trials will be conducted at least in part overseas. There can be no assurance that the results of such trials will support the submission or the approval of an NDA or PLA or that data from the Company's overseas trials or approvals of the Company's products in foreign countries outside of the United States, if any, will be accepted by the FDA. Accordingly, there can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis, or at all. There can be no assurance that the Company will have sufficient resources to complete the required regulatory review process, or that the Company could overcome the inability to obtain, or delays in obtaining, such approvals. The failure of the Company to receive FDA approval for its products under development would preclude the Company from marketing and selling its products in the United States. Therefore, failure to receive such FDA approval would have a material adverse effect on the business, financial condition and results of operations of the Company. European and other international regulatory approvals are subject to the same risks and uncertainties as FDA and other regulatory approvals in the United States.

     The production and marketing of the Company's proposed products, as well as its ongoing research and development activities, are also subject to regulation by governmental agencies of the United States and other countries. The effect of government regulation may be to delay marketing of the Company's products for a considerable period of time, to impose costly procedures upon the Company's activities and to furnish a competitive advantage to larger companies that compete with the Company. Any delay in obtaining, or failure to obtain, FDA or other necessary regulatory approvals, including approvals by comparable agencies outside the U.S., would adversely affect the marketing of the Company's products and the ability to generate product revenue. In addition, the marketing and manufacturing of pharmaceuticals are subject to continuing FDA (or comparable international agency) review and surveillance and failure to comply with regulations or discovery of previously unknown problems can result in FDA (or comparable international agency) action against the product or the manufacturer, including fines, recalls, product seizures and suspension or withdrawal of previously granted regulatory approvals. Furthermore, government regulation may increase at any time, creating additional costs and delays for the Company. The extent of potential adverse government regulation which might arise from future legislation or administrative action cannot be predicted.

     UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS. It is the policy of the Company to file patent applications in the United States, Europe and other major markets throughout the world. The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. There can be no assurance that patents will issue from any of the Company's patent applications. With respect to already issued patents and any patents which may issue from the Company's applications, there can be no assurance that claims allowed will be sufficient to protect the Company's technologies. Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed patent applications for technology covered by the Company's pending applications or that the Company was the first to file patent applications for such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes that block or compete without infringing on those of the Company. In addition, there can be no assurance that any patents issued to the Company or to licensors from whom the Company has licensed rights to its technologies will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company.

     Other public and private concerns, including universities, may have filed applications for or have been issued patents with respect to technology potentially useful or necessary to the Company. The scope and validity of such patents, the extent to which the Company may wish or need to acquire licenses under such patents, and the cost or availability of such licenses, are currently unknown.

     In addition to patents and proprietary rights, the Company relies on unpatented trade secrets and proprietary know-how, and there can be no assurance that others will not obtain access to or independently develop such trade secrets and know-how. Although potential corporate partners and the Company's research partners and consultants are not given access to trade secrets and proprietary know-how of the Company they have executed confidentiality agreements, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

     The pharmaceutical industry has experienced extensive litigation regarding patent and other intellectual property rights. Accordingly, the Company could incur substantial costs in defending itself in suits that may be brought against the Company claiming infringement of the patent rights of others or in asserting the Company's patent rights in a suit against another party. The Company may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with the patent applications of the Company or other parties. Adverse determinations in litigation or interference proceedings could require the Company to seek licenses (which may not be available on commercially reasonable terms) or subject the Company to significant liabilities to third parties, and could therefore have a material adverse effect on the Company.

     In 1993 and 1994 the Company entered into agreements under which the Company received exclusive, worldwide rights to certain technologies related to the MaxVax technology. In January 1998 the Company filed a complaint in the United States District Court for the Southern District of California relating to the licensors' performance under the agreements. The complaint alleges certain causes of action against the licensors and seeks compensatory and punitive damages and declaratory relief. The complaint also seeks specific performance of the licensors' obligations under the agreements. The Company has filed a request for arbitration in connection with the issues presented by the complaint. The Company cannot determine what impact, if any, an unfavorable resolution of the existing concerns would have on the commercial value of the MaxVax technology.

     NEED FOR ADDITIONAL FUNDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company's operations to date have consumed substantial amounts of cash. Negative cash flow from the Company's operations is expected to continue and to accelerate over at least the next several years. The Company's capital requirements will depend on numerous factors, including: the progress of preclinical testing and clinical trials; the progress of the Company's research and development programs; the time and costs required to obtain regulatory approvals; the resources devoted to manufacturing methods and advanced technologies; the timing and amount, if any, of funding obtained through corporate collaborations; the cost of filing, prosecuting and, if necessary, enforcing patent claims; the cost of commercialization activities and arrangements; and the demand for the Company's products if and when approved. The Company may have to raise substantial additional funds to complete development of any product or bring products to market. Issuance of additional equity securities by the Company, for these or other purposes, could result in dilution to then existing stockholders. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available on acceptable terms, the Company may be required to delay, scale back or eliminate one or more of its product development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or products that the Company would not otherwise relinquish, which may have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE ON QUALIFIED PERSONNEL. The Company's future performance depends in part upon the continued contributions of its senior management and on the ability to attract and retain qualified management and scientific personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to continue to attract, assimilate or retain highly qualified technical and management personnel. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE ON COLLABORATIVE PARTNERS. The Company's strategy for the research, development, clinical testing, manufacturing and commercialization of certain of its products requires arrangements with corporate and university collaborators, licensors, marketing partners, licensees, consultants and others, and is dependent upon the subsequent success of these outside parties in performing their responsibilities. Although the Company believes parties to any such existing or future arrangements will or would have an economic motivation to perform their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within the control of the Company. In addition, there can be no assurance that collaborators will not pursue alternative technologies as a means for developing treatments for the diseases targeted by these collaborative programs. Furthermore, there can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements, or that its collaborative arrangements will be successful.

     NO MARKETING AND SALES CAPABILITIES; ANTICIPATED DEPENDENCE UPON MARKETING ALLIANCES. The Company has not developed pharmaceutical marketing or sales capabilities. In order to market and sell certain products, the Company will need to develop a sales force and a marketing group with technical expertise, or make appropriate arrangements with strategic partners. There can be no assurance that the Company will be able to gain such expertise or that such efforts will be successful. The Company's strategy for development, commercialization and marketing of MAXAMINE and MAXVAX is expected to involve, where appropriate, the establishment of marketing and other collaborative relationships with pharmaceutical industry partners. There can be no assurance that any such relationships can be consummated on terms favorable to the Company or that marketing efforts undertaken by such partners will be successful.

     NO ASSURANCE OF MARKET ACCEPTANCE. There can be no assurance that, if approved for marketing, MAXAMINE or any of the Company's other products in development will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the scope of regulatory approvals, the establishment and demonstration in the medical community of the clinical efficacy and safety of the Company's products and therapies and their potential advantages over existing treatment methods, and reimbursement policies of government and third-party payors. There can be no assurance that physicians, patients, payors or the medical community in general will accept and utilize any products that may be developed by the Company.

     NO MANUFACTURING CAPABILITIES. The Company has not invested in the development of internal pharmaceutical manufacturing capabilities. The Company's strategy has been, and is expected to continue to be for the foreseeable future, to contract with established pharmaceutical manufacturers for the production of MAXAMINE. If the Company is unable to contract for manufacturing capabilities on acceptable terms, the Company's ability to conduct clinical testing and to produce commercial quantities of product will be adversely affected, resulting in delays in submissions for regulatory approval and in commercial product launches, which in turn could materially impair the Company's competitive position and the possibility of achieving profitability. There can be no assurance that the Company will be able to maintain its existing, or acquire or establish new, satisfactory third-party relationships to provide manufacturing resources.

     COMPETITION. There are many companies, both publicly and privately held, including well-known pharmaceutical companies, as well as academic and other research institutions, engaged in developing pharmaceutical and biologically-derived products for the treatment of cancer and vaccines and therapeutics for the prevention or the treatment of infectious diseases.
Many of the Company's competitors and potential competitors have substantially greater capital, research and development capabilities and human resources than the Company and represent significant competition for the Company. Many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. If the Company is permitted to commence commercial sales of any product, it will also be competing with companies that have greater resources and experience in the manufacturing, marketing and sales of pharmaceutical products. The Company's competitors may succeed in developing products that are more effective, less costly, or have a better side effect profile than any that may be developed by the Company, and such competitors may also prove to be more successful than the Company in manufacturing, marketing and sales.

     TECHNOLOGICAL CHANGES AND UNCERTAINTY. The Company is engaged in the pharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in oncology, cancer therapy, medicinal pharmacology, biochemistry and other fields are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of the Company's proposed programs or products noncompetitive or obsolete. The Company's business strategy is subject to the risks inherent in the development of new products using new technologies and approaches. There can be no assurance that unforeseen problems will not develop with these technologies or applications, that the Company will be able to address successfully technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed by the Company.

     LEGAL PROCEEDINGS. In March 1997, the former President and Chief Operating Officer and the Chief Financial Officer of the Company (the "Former Employees") filed a complaint in the Superior Court in the State of

California, County of San Diego (the "Complaint") seeking claims for certain purported damages in contract and in tort arising from their respective terminations of employment with the Company in March 1996. In addition, the Former Employees asserted possible punitive damages and damages based on emotional distress. The Former Employees also claimed the right to vested options of the Company's Common Stock. According to the Complaint, each of the Former Employees appears to be claiming compensatory damages in excess of $2 million and punitive damages in excess of $3 million. In June 1997, the Company filed an answer to the Complaint denying each of the allegations therein and, in March 1998, filed a motion for summary judgment, which is scheduled to be heard by the Court in April 1998. Pretrial discovery with respect to these legal proceedings has commenced, and a trial date has been scheduled for May 1998. The Company believes the Former Employees' claims are without merit and the Company intends to contest any such claims vigorously. However, there can be no assurances as to the eventual outcome of such claims or their effect on the Company's business, financial condition and results of operations. In addition, an adverse determination in any litigation arising from these claims or the settlement of such claims could have a material adverse effect on the Company's business, financial condition and results of operations.

     ABSENCE OF DIVIDENDS. The Company has never declared or paid dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. In addition, the Company has entered into a Loan and Security Agreement with Silicon Valley Bank which restricts the payment of dividends by the Company.

     PRODUCT LIABILITY EXPOSURE AND INSURANCE. The Company's business exposes it to potential product liability risks which are inherent in the clinical testing, manufacturing and marketing of human therapeutic products. The Company currently maintains liability insurance coverage for its clinical trials, and intends to expand its insurance coverage to include the sales of commercial products if marketing approval is obtained for MAXAMINE or other products in development. There can be no assurance that such coverage is or in the future will be adequate or that adequate insurance will be available in the future at an acceptable cost, if at all. In addition, there can be no assurance that a product liability claim, even if the Company has insurance coverage, would not materially adversely affect the business or financial condition of the Company.

     POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE; PRICE VOLATILITY OF THE COMMON STOCK. Sales of substantial amounts of the Common Stock of the Company in the public market could adversely affect prevailing market prices for the Common Stock and the ability of the Company to raise equity capital in the future. The Company's Common Stock currently trades on the AMEX and on the SSE. Historically, the Common Stock has generally experienced relatively low daily trading volumes in relation to the aggregate number of shares outstanding. The price and liquidity of the Common Stock may be significantly affected by trading activity and market factors related to the AMEX and SSE, which factors and the effects thereof may differ between these markets. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical or biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. Low trading volumes, announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and countries outside of the United States, delays in the Company's testing and development schedules, events or announcements relating to the Company's collaborative relationships with others, public concern as to the safety of biopharmaceutical or biotechnology products and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price or liquidity of the Common Stock.

     DISCRETION OF MANAGEMENT AND THE BOARD OF DIRECTORS IN USE OF PROCEEDS. Although the Company currently intends to apply the net proceeds, if any, from the sale of Securities in the manner described under "Use of Proceeds," the Company's management and the Board of Directors have broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. The Company reserves the right to reallocate the net proceeds, if any, from the sale of Securities among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable based upon prevailing business conditions and circumstances. See "Use of Proceeds."

     NO PUBLIC MARKET FOR UNDERLYING WARRANTS. No public market exists for the Underlying Warrants, nor does the Company expect one to develop. Although the Underlying Warrants, when issued, will be freely tradable, holders thereof may not be able to sell the Underlying Warrants at desirable prices, if at all.

     POTENTIAL ADVERSE EFFECT OF REDEMPTION OF UNDERLYING WARRANTS. The Underling Warrants are subject to redemption at $0.01 per warrant on thirty days' prior written notice to the holders thereof if the average closing bid price of the Common Stock equals or exceeds $12.00 per Share of Common Stock for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If the Underlying Warrants are redeemed, holders thereof will lose their rights to exercise the Underlying Warrants after the expiration of the 30-day notice of redemption period. Upon receipt of a notice of redemption, holders would be required to: (i) exercise the Underlying Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Underlying Warrants at the current market price, if any, when they might otherwise wish to hold the Underlying Warrants or (iii) accept the redemption price which is likely to be substantially less than the market value of the Underlying Warrants at the time of redemption. See "Description of Securities Underlying Warrants."

                        USE OF PROCEEDS

     The Shares and Underlying Warrants covered by this Prospectus may be purchased at any time prior to July 10, 2001. Holders of the Warrants will be able to determine, in their sole discretion, when and if any of the Shares or Underlying Warrants covered by this Prospectus will be sold, if at all. Accordingly, there can be no assurance that the Company will receive any proceeds from the sale of the Securities covered by this Prospectus.

     In the event that all of the Securities covered hereby are sold, the net proceeds to the Company will be approximately $35.5 million, after deducting offering expenses payable by the Company.

     The Company intends to use the majority of the net proceeds, if any, from the sale of Securities to fund its research and development efforts, including preclinical and clinical studies, and to prepare for the commercial launch of MAXAMINE. The cost, timing and amount of funds required for such uses by the Company is not precisely determined. However, the Company anticipates that approximately one-half of the funds will be used to advance the Company's MAXAMINE technology, including the conduct of the current Phase III clinical studies and other ongoing or planned clinical studies, and approximately one-half will be used to prepare for the commercial launch of MAXAMINE, including the initial marketing efforts associated with such a launch. The remainder, if any, of the net proceeds will be used for working capital and general corporate purposes. These amounts are estimates, and the amount and timing of the expenditures of the net proceeds for these purposes will depend on numerous factors, including the status of the Company's product development efforts, the results of clinical trials, the regulatory approval process, competition, manufacturing activities and market acceptance of the Company's products, and the extent to which the Company relies upon corporate collaborations for the marketing of its products. The Company may also use a portion of the net proceeds to acquire complementary businesses, products or technologies, although the Company has no agreements and is not involved in any negotiations with respect to any such transactions. Pending such uses, the Company plans to invest the net proceeds, if any, from the sale of Securities in short-term, investment-grade, interest-bearing securities.

                                   DILUTION

     The net tangible book value of the Company's Common Stock as of December 31, 1997 was approximately $43.3 million, or $4.70 per share. Net tangible book value per share represents the total amount of tangible assets less total liabilities divided by the number of shares of Common Stock issued. After giving effect to the sale of the 3,375,000 shares of Common Stock offered hereby and the receipt of the estimated net proceeds (after deducting the estimated offering expenses payable by the Company), the net tangible book value of the Company at December 31, 1997 would have been approximately $79.7 million or $6.33 per share. This represents an immediate increase in net tangible book value of $1.63 per share to existing stockholders and an immediate dilution in net tangible book value of $4.17 per share to purchasers of shares of Common Stock issuable upon exercise of the Redeemable Warrants, based on the exercise price of the Redeemable Warrants. Purchasers of shares of Common Stock upon exercise of the Representative's Warrants and the Underlying Warrants would realize immediate dilution of $2.67 and $6.05 per share, respectively. The following table illustrates the per share dilution realized by purchasers of shares of Common Stock issuable upon exercise of the Redeemable Warrants:


      Public offering price per share (1). . . . . . .                   $10.50

      Net tangible book value per share as of
        December 31, 1997. . . . . . . . . . . . . . .       $4.70

      Increase per share attributable to this
      Offering . . . . . . . . . . . . . . . . . . . .        1.63
                                                             -----
      Net tangible book value per share after
      this Offering (2). . . . . . . . . . . . . . . .                     6.33
                                                                          -----
      Dilution per share to purchasers of
      Common Stock in this Offering (1)  . . . . . . .                    $4.17
                                                                          -----
                                                                          -----

(1) Calculated based on the exercise price of the Redeemable Warrants. Purchasers of shares of Common Stock upon exercise of the Representative's Warrants and the Underlying Warrants would realize immediate dilution of $2.67 and $6.05 per share, respectively.

(2) Excludes, as of December 31, 1997, an aggregate of (i) 983,451 shares of Common Stock issuable under the Company's Amended and Restated 1993 Long-Term Incentive Plan, of which 848,999 shares of Common Stock are reserved for issuance upon exercise of outstanding stock options with a weighted average exercise price of $6.61 per share, and (ii) 305,976 shares of Common Stock issuable upon exercise of outstanding warrants with an exercise price of $3.00 per share. See "Description of Securities."


                             PLAN OF DISTRIBUTION

     On July 16, 1996, the Company closed the Initial Public Offering, in which it sold units consisting of one share of Common Stock and one Redeemable Warrant. Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $10.50 per share at any time prior to July 10, 2001. In connection with the Initial Public Offering, the Company issued the Representative's Warrants to the representative of the underwriters for the Initial Public Offering as part of its compensation for acting as such. Each Representative Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $9.00 per share and one Underlying Warrant at a price of $0.12 per Underlying Warrant at any time prior to July 10, 2001. Each Underlying Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of $12.38 per share at any time prior to July 10, 2001.

     The 3,375,000 shares of Common Stock covered by this Prospectus are the shares issuable upon exercise of the 2,875,000 Redeemable Warrants, 250,000 Representative's Warrants and 250,000 Underlying Warrants. The 250,000 Underlying Warrants covered by this Prospectus are issuable upon exercise of the Representative's Warrants.

     The Company may redeem the Redeemable Warrants and the Underlying Warrants at $.01 per Redeemable Warrant and Underlying Warrant, respectively, on thirty (30) days' prior written notice to the registered holders thereof if the average closing bid price of the Common Stock as reported on the AMEX equals or exceeds $12.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

     No public market exists for the Representative's Warrants or the Underlying Warrants. The Common Stock of the Company is traded on the AMEX under the symbol "MMP" and on the SSE under the symbol "MAXM." The Redeemable Warrants are traded on the AMEX under the symbol "MMP/WS." The last sales price of the Company's Common Stock as reported by the AMEX on March 13, 1998 was $15.50 per share. The last sales price of the Redeemable Warrants as reported by the AMEX on March 13, 1998 was $5.75 per Redeemable Warrant.

                          DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value (the "Preferred Stock").

Common Stock

     At December 31, 1997, 9,214,052 shares of Common Stock were outstanding and held of record by approximately 120 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable. The Common Stock is listed on AMEX under the symbol "MMP" and on the SSE under the symbol "MAXM."

Preferred Stock

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

Redeemable Warrants

     As of December 31, 1997, there were outstanding Redeemable Warrants to purchase up to 2,875,000 shares of Common Stock. The Redeemable Warrants are listed on AMEX under the trading symbol "MMP/WS." The following is a brief summary of certain provisions of the Redeemable Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of that certain Warrant Agreement between the Company, National Securities Corporation (the "Representative") and American Stock Transfer & Trust Company (the "Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     EXERCISE PRICE AND TERMS. The Redeemable Warrants expire on July 10, 2001. Each Warrant entitles the registered holder thereof to purchase, at any time prior to July 10, 2001, one share of Common Stock at a price of $10.50 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Redeemable Warrant may exercise such Redeemable Warrant by surrendering the certificate representing the Redeemable Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Redeemable Warrants may be exercised at any time prior to July 10, 2001 in whole or in part at the applicable exercise price. No fractional shares will be issued upon the exercise of the Redeemable Warrants.

     The exercise price of the Redeemable Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

     ADJUSTMENTS. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Redeemable Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable holders of Redeemable Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Redeemable Warrant.

     REDEMPTION PROVISIONS. The Redeemable Warrants are subject to redemption at $.01 per Redeemable Warrant on thirty (30) days' prior written notice to the holders thereof if the average closing bid price of the Common Stock as reported on the AMEX equals or exceeds $12.00 per share of Common Stock for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Redeemable Warrants, such Redeemable Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Redeemable Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     TRANSFER, EXCHANGE AND EXERCISE. The Redeemable Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to July 10, 2001, at which time the Redeemable Warrants become wholly void and of no value. If a market for the Redeemable Warrants continues to exist, holders may sell the Redeemable Warrants instead of exercising them. There can be no assurance, however, that a market for the Redeemable Warrants will continue.

     WARRANTHOLDER NOT A STOCKHOLDER. The Redeemable Warrants do not confer upon holders thereof any voting, dividend or other rights as stockholders of the Company.

     MODIFICATION OF REDEEMABLE WARRANTS. The Company and the Warrant Agent may make such modifications to the Redeemable Warrants as they deem necessary and desirable that do not adversely affect the interests of the holders thereof. The Company may, in its sole discretion, lower the exercise price of the Redeemable Warrants for a period of not less than thirty (30) days on not less than thirty (30) days' prior written notice to the holders thereof and the Representative. Modification of the number of securities purchasable upon the exercise of any Redeemable Warrant, the exercise price and the expiration date with respect to any Redeemable Warrant requires the consent of two-thirds of the holders thereof. No other modifications may be made to the Redeemable Warrants without the consent of two-thirds of the warrantholders.

     The Redeemable Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Redeemable Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Redeemable Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon exercise of the Redeemable Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants, there can be no assurance that it will be able to do so.

     The Redeemable Warrants are separately transferable. Purchasers may buy Redeemable Warrants in the aftermarket in, or may move to, jurisdictions in which the shares underlying the Redeemable Warrants are not so registered or qualified during the period that the Redeemable Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Redeemable Warrants, and holders of Redeemable Warrants would have no choice but to attempt to sell the Redeemable Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

REPRESENTATIVE'S WARRANTS

     Also, as of December 31, 1997, there were outstanding Representative's Warrants to purchase up to 250,000 shares of Common Stock and/or 250,000 Underlying Warrants. The Representative's Warrants are not traded on any exchange nor listed on any stock market. Accordingly, no public market exists for the Representative's Warrants, and the Company does not expect one to develop. The Representative's Warrants are exercisable at a price of $9.00 per share of Common Stock and $0.12 per Underlying Warrant until July 10, 2001. The Representative's Warrants provide for adjustment in the number of shares of Common Stock and Underlying Warrants issuable upon the exercise thereof and in the exercise price of the Representative's Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Representative's Warrants, and the securities underlying the Representative's Warrants, have been registered with the SEC and may be sold at any time, subject to certain requirements imposed by applicable securities laws. The Representative's Warrants grant to the holders thereof certain rights of registration with respect to the securities issuable upon exercise thereof.

     TRANSFER, EXCHANGE AND EXERCISE; EXERCISE PRICE. The holder of any Representative's Warrant may exercise such Representative's Warrant by surrendering the certificate representing the Representative's Warrant to the Secretary of the Company, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Representative's Warrant may be exercised at any time prior to July 10, 2001 in whole or in part at the applicable exercise price. No fractional shares will be issued upon the exercise of the Representative's Warrants. On July 10, 2001, the Representative's Warrants become wholly void and of no value.

     The exercise price of the Representative's Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

     WARRANTHOLDER NOT A STOCKHOLDER. The Representative's Warrants do not confer upon holders thereof any voting, dividend or other rights as stockholders of the Company.

     The Representative's Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock and Underlying Warrants issuable upon exercise of the Representative's Warrants, and such shares and warrants have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Representative's Warrants.
Although the Company will use its best efforts to have all the shares of Common Stock and all Underlying Warrants issuable upon exercise of the Representative's Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Representative's Warrants, there can be no assurance that it will be able to do so.

     The Representative's Warrants are separately transferable. Purchasers may buy Representative's Warrants in, or may move to, jurisdictions in which the shares and warrants underlying the Representative's Warrants are not so registered or qualified during the period that the Representative's Warrants are exercisable. In this event, the Company would be unable to issue shares or warrants to those persons desiring to exercise their Representative's Warrants, and holders of Representative's Warrants would have no choice but to attempt to sell the Representative's Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

UNDERLYING WARRANTS

     The Underlying Warrants, which are issuable upon exercise of the Representative's Warrants, are exercisable at a price of $12.38 per share of Common Stock until July 10, 2001. The Underlying Warrants are not traded on any exchange nor listed on any stock market. Accordingly, no public market exists for the Underlying Warrants, and the Company does not expect one to develop. Although the Underlying Warrants, when issued, will be freely tradable, holders thereof may not be able to sell the Underlying Warrants at desirable prices, if at all. Other than with respect to the exercise price thereof, and except as set forth below, the Underlying Warrants will contain provisions and be subject to terms and conditions that are substantially similar to the provisions, terms and conditions of the Redeemable Warrants, including provisions regarding redemption and adjustments. See "Redeemable Warrants." The actual provisions, terms and conditions of the Redeemable Warrants are set forth in that certain Representative's Warrant Agreement between the Company and the Representative, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     TRANSFER, EXCHANGE AND EXERCISE; EXERCISE PRICE. The holder of any Underlying Warrant may exercise such Underlying Warrant by surrendering the certificate representing the Underlying Warrant to the Secretary of the Company, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Underlying Warrants may be exercised at any time prior to July 10, 2001 in whole or in part at the applicable exercise price. No fractional shares will be issued upon the exercise of the Underlying Warrants. On July 10, 2001, the Underlying Warrants become wholly void and of no value.

     The exercise price of the Underlying Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

     WARRANTHOLDER NOT A STOCKHOLDER. The Underlying Warrants do not confer upon holders thereof any voting, dividend or other rights as stockholders of the Company.

     The Underlying Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Underlying Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Underlying Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon exercise of the Underlying Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Underlying Warrants, there can be no assurance that it will be able to do so.

     The Underlying Warrants are separately transferable. Purchasers may buy Underlying Warrants in, or may move to, jurisdictions in which the shares underlying the Underlying Warrants are not so registered or qualified during the period that the Underlying Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Underlying Warrants, and holders of Underlying Warrants would have no choice but to attempt to sell the Underlying Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

OTHER WARRANTS

     As of December 31, 1997, there were outstanding warrants to purchase 305,976 shares of Common Stock at an exercise price of $3.00 per share. Such warrants expire between one to four years from July 10, 1996, and most are currently exercisable.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Redeemable Warrants is American Stock Transfer & Trust Company.
 The Secretary of the Company is the warrant agent for the Representative's Warrants and the Underlying Warrants.

                                LEGAL MATTERS

     The validity of the issuance of the Common Stock and Underlying Warrants covered by this Prospectus will be passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                   EXPERTS

     The consolidated financial statements of Maxim Pharmaceuticals, Inc. as of September 30, 1996 and 1997 and for each of the years in the three-year period ended September 30, 1997 and for the period from inception (October 29, 1989) through September 30, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                            PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 16.  Exhibits.


EXHIBIT
NUMBER        DESCRIPTION
  3.1         Amended and Restated Certificate of Incorporation of
              Registrant. (1)
  3.2         Bylaws of Registrant. (1)
  4.1         Reference is made to Exhibits 3.1 and 3.2.
  4.2         Form of Common Stock Certificate. (1)
  5.1         Opinion of Cooley Godward LLP. (1)
 10.1         Form of Indemnification Agreement for directors and
              officers of the Registrant. (1)
 10.2         Form of Representative's Warrant Agreement between the
              Company and National Securities Corporation, as
              representative of the several Underwriters (the
              "Representative"), including form of Representative's
              Warrant Certificate. (1)
 10.3         Form of Warrant Agreement between the Company, the
              Representative and American Stock Transfer & Trust
              Company, including form of Warrant Certificate. (1)
 10.4         Option to Buy Technology and Rights Agreement, dated
              March 30, 1993, between the Registrant and Estero
              Anstalt. (1)(2)
 10.5         Security Agreement, dated July 27,1993, between the
              Registrant and Estero Anstalt. (1)(2)
 10.6         Exclusive License Agreement, dated June 14, 1995, among
              the Registrant, Jan Holmgren, M.D., Ph.D., Cecil
              Czerkinsky, Duotol AB and Triotol Ltd.  (1)(2)
 10.7         Option and License Agreement, dated May 19, 1993, among
              the Registrant, Vitec AB and SBL Vaccin AB, as amended.
              (1)(2)
 10.8         License Agreement dated January 14, 1994, among the
              Registrant, Vitec AB and SBL Vaccin, AB, as amended.
              (1)(2)
 10.9         Agreement, dated December 2, 1995, among the
              Registrant, Syntello Vaccine Development AB and Estero
              Anstalt. (1)(2)
 10.10        Agreement, dated April 23, 1996, among the Registrant,
              Anders Vahlne, M.D., Ph.D. and Syntello Vaccine
              Development AB. (1)(2)
 10.11        Letter Agreement, dated February 15, 1996, between the
              Registrant and Burrill & Craves, Inc.(1)
 10.12        Lease dated November 1, 1996 between DM Spectrum LLC, a
              California limited liability company, as Landlord and
              the Registrant for 3099 Science Park Road, Suite 150,
              San Diego, California  92121. (3)
 10.13        Stock Purchase Agreement, dated as of July 5, 1996, by
              and between Dr. Anders Vahlne and the Registrant. (1)
 10.14        Amended and Restated 1993 Long-Term Incentive Plan and
              forms of stock option agreements. (4)
 10.15        Employment Agreement dated October 1, 1997 between the
              Registrant and Kurt R. Gehlsen. (5)
 10.16        Employment Agreement dated October 1, 1997 between the
              Registrant and Dale A. Sander. (5)
 10.17        Employment Agreement dated November 5, 1997 between the
              Registrant and Larry G. Stambaugh. (5)
 10.18        Loan and Security Agreement between the Registrant and
              Silicon Valley Bank. (6)
 10.19        Financial Advisory Services Agreement between the
              Registrant and Rodman & Renshaw, Inc.
              dated September 17, 1997. (7)
 10.20        Lease dated January 13, 1998 between British Pacific
              Properties Corporation, a California Corporation, as
              Landlord, and the Registrant (8)

                                     II-1


 23.1         Consent of KPMG Peat Marwick LLP, Independent Auditors.
 23.2         Consent of Cooley Godward LLP.  Reference is made to
              Exhibit 5.1.
 24.1         Power of Attorney.(1)
_______

 (1)          Previously filed with the Registration Statement on Form SB-2
              (File No. 333-4854-LA) to which this Post-Effective
              Amendment No. 1 relates.

 (2)          Certain confidential portions deleted pursuant to Order
              Granting Application Under the Securities Act of 1933 and Rule
              406 thereunder respecting confidential treatment.

 (3)          Previously filed with Registrant's Annual Report on Form 10-K
              (File No. 1-4430) for the fiscal year ended September 30, 1996.

 (4)          Previously filed with Registrant's Quarterly Report on Form
              10-Q (File No. 1-4430) for the quarterly period ended December 31, 1996.

 (5)          Previously filed with Registrant's Annual Report on Form 10-K
              (File No. 1-4430) for the fiscal year ended
              September 30, 1997.

 (6)          Previously filed with Registrant's Quarterly Report on Form
              10-Q (File No. 1-4430) for the quarterly period ended March
              31, 1997.

 (7)          Previously filed with Registrant's Registration Statement on
              Form S-1 (File No. 333-35895), as amended through the date hereof.
 (8)          Previously filed with Registrant's Quarterly Report on Form
              10-Q (File No. 1-4430) for the quarterly period ended
              December 31, 1997.

ITEM 17.          UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

   (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such informationin the Registration Statement;

   PROVIDED, HOWEVER, that subparagraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference into this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 20th day of March, 1998.

                              MAXIM PHARMACEUTICALS, INC.



                             By: /s/ Larry G. Stambaugh
                                 --------------------------------
                                  Larry G. Stambaugh
                                  Chairman of the Board
                                  President and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


/s/ Larry G. Stambaugh     Chairman of the Board, President and     March 20, 1998
----------------------      Chief Executive Officer
    Larry G. Stambaugh     (PRINCIPAL EXECUTIVE OFFICER)

/s/ Dale A. Sander         Vice President, Finance, Chief           March 20, 1998
---------------------       Financial Officer and Secretary
    Dale A. Sander         (PRINCIPAL FINANCIAL AND ACCOUNTING
                            OFFICER)

   * Colin B. Bier, Ph.D.  Director                                 March 20, 1998
-------------------------
     Colin B. Bier, Ph.D.

   * G. Steven Burrill     Director                                 March 20, 1998
-------------------------
     G. Steven Burrill

   * Per-Olof Martensson   Director                                 March 20, 1998
-------------------------
     Per-Olof Martensson

   * F. Duwaine Townsen    Director                                 March 20, 1998
-------------------------
     F. Duwaine Townsen

*By:  /s/ G. Larry Stambaugh
     ------------------------
     Larry G. Stambaugh
      ATTORNEY-IN-FACT

                                EXHIBIT INDEX

Exhibit
Number       Description
-------     ------------

3.1         Amended and Restated Certificate of Incorporation of Registrant. (1)
3.2         Bylaws of Registrant. (1)
4.1         Reference is made to Exhibits 3.1 and 3.2.
4.2         Form of Common Stock Certificate. (1)
5.1         Opinion of Cooley Godward LLP. (1)
10.1        Form of Indemnification Agreement for directors and officers of the Registrant. (1)
10.2        Form of Representative's Warrant Agreement between the Company and National Securities Corporation, as representative of the several Underwriters (the "Representative"), including form of Representative's Warrant Certificate. (1)
10.3        Form of Warrant Agreement between the Company, the Representative and American Stock Transfer & Trust Company,
             including form of Warrant Certificate. (1)
10.4        Option to Buy Technology and Rights Agreement, dated March 30, 1993, between the Registrant and Estero Anstalt. (1)(2)
10.5        Security Agreement, dated July 27,1993, between the Registrant and Estero Anstalt. (1)(2)
10.6        Exclusive License Agreement, dated June 14, 1995, among the Registrant, Jan Holmgren, M.D., Ph.D., Cecil Czerkinsky,
             Duotol AB and Triotol Ltd. (1)(2)
10.7        Option and License Agreement, dated May 19, 1993, among the Registrant, Vitec AB and SBL Vaccin AB, as amended.(1)(2)
10.8        License Agreement dated January 14, 1994, among the Registrant, Vitec AB and SBL Vaccin, AB, as amended.(1)(2)
10.9        Agreement, dated December 2, 1995, among the Registrant, Syntello Vaccine Development AB and Estero Anstalt.(1)(2)
10.10       Agreement, dated April 23, 1996, among the Registrant, Anders Vahlne, M.D., Ph.D. and Syntello Vaccine
             Development AB. (1)(2)
10.11       Letter Agreement, dated February 15, 1996, between the Registrant and Burrill & Craves, Inc.(1)
10.12       Lease dated November 1, 1996 between DM Spectrum LLC, a California limited liability company, as Landlord and the
             Registrant for 3099 Science Park Road, Suite 150, San Diego, California  92121. (3)
10.13       Stock Purchase Agreement, dated as of July 5, 1996, by and between Dr. Anders Vahlne and the Registrant. (1)
10.14       Amended and Restated 1993 Long-Term Incentive Plan and forms of stock option agreements. (4)
10.15       Employment Agreement dated October 1, 1997 between the Registrant and Kurt R. Gehlsen. (5)
10.16       Employment Agreement dated October 1, 1997 between the Registrant and Dale A. Sander. (5)
10.17       Employment Agreement dated November 5, 1997 between the Registrant and Larry G. Stambaugh. (5)
10.18       Loan and Security Agreement between the Registrant and Silicon Valley Bank. (6)
10.19       Financial Advisory Services Agreement between the Registrant and Rodman & Renshaw, Inc. dated September 17, 1997. (7)
10.20       Lease dated January 13, 1998 between British Pacific Properties Corporation, a California Corporation, as Landlord,
             and the Registrant. (8)
23.1        Consent of KPMG Peat Marwick LLP, Independent Auditors.
23.2        Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.



24.1        Power of Attorney.(1)
_______

(1) Previously filed with the Registration Statement on Form SB-2 (File No. 333-4854-LA) to which this Post-Effective Amendment No. 1 relates.

(2)  Certain confidential portions deleted pursuant to Order Granting
     Application Under the Securities Act of 1933 and Rule   406 thereunder
     respecting confidential treatment.

(3) Previously filed with Registrant's Annual Report on Form 10-K (File No. 1-4430) for the fiscal year ended September 30, 1996.

(4) Previously filed with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) for the quarterly period ended December 31, 1996.

(5) Previously filed with Registrant's Annual Report on Form 10-K (File No. 1-4430) for the fiscal year ended September 30, 1997.

(6) Previously filed with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) for the quarterly period ended March 31, 1997.

(9) Previously filed with Registrant's Registration Statement on Form S-1 (File No. 333-35895), as amended through the date hereof.

(10) Previously filed with Registrant's Quarterly Report on Form 10-Q (File No. 1-4430) for the quarterly period ended December 31, 1997.